Exhibit 10.15

PREFERRED SUPPLY AGREEMENT

THIS PREFERRED SUPPLY AGREEMENT (this “Agreement”) is made and entered into as of the 31st day of July, 2006 (the “Effective Date”), by and between WESTWAY TRADING CORPORATION, a Delaware corporation (“Westway”), and RENEWABLE ENERGY GROUP, INC., a Delaware corporation, (“REG”).

R E C I T A L S

A.                                   WHEREAS, REG engages in the business of designing, constructing, and operating manufacturing facilities that produce biodiesel from soybean, palm and other oils and greases (the “Biodiesel Facilities”);

B.                                     WHEREAS, Westway and its affiliates engage in the business of purchasing, transporting and selling oils, yellow grease, tallow and other commodities that can be used for the production of biodiesel at the Biodiesel Facilities; and

C.                                     WHEREAS, upon and subject to all the terms and conditions set forth in this Agreement, Westway desires to sell, and REG desires to purchase Raw Material Fats and Oils for use at the Managed Facilities.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing Recitals and the terms, covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                       DEFINITIONS.

In addition to the terms defined elsewhere parenthetically in this agreement, the following words and expressions shall have the meanings set forth below:

1.1                                 “Affiliate” means, with respect to any person (the “first party”), any other person that directly or indirectly controls, is controlled by, or is under common control with the first party. For purposes of this definition, the term “controls,” “is controlled by,” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

1.2                                 “Bunge” means Bunge North America, Inc.

1.3                                 “Forecast” means a monthly rolling, good faith, non-binding forecast of the quantities of Raw Material Fats and Oils that REG expects to request offers from Westway during the next (6) months.

1.4                                 “Raw Material Fats and Oils” means any oils, yellow grease, tallow and other commodities that can be used for the production of biodiesel at the Managed Facilities, but excluding all soybean oil purchased by REG from West Central or Bunge.

1.5                                 “Managed Facilities” means (a) all Biodiesel Facilities owned by REG or its Affiliates for such time during the Term that each is owned by REG or its Affiliates and (b) all Biodiesel Facilities for which, through a management contract or otherwise, REG has the right and/or the obligation to provide, purchase, or source the Raw Material Fats and Oils used at such facility for such time during the Term that REG has such right or obligation.

1.6                                 “Term” shall mean five (5) years from the Effective Date; provided, however, that the Term shall be extended automatically for successive periods of one year each unless written notice of termination is given by either party to the other at least one year prior to the expiration of such initial five year period or any extension period.

1.7                                 “West Central” means West Central Cooperative, an Iowa cooperative association.

2.                                       FORECASTS AND PURCHASE OFFERS.

2.1                                 Forecasts. REG will deliver a Forecast to Westway during each calendar month during the Term.

2.2                                 Westway as a Preferred Provider. Westway, due to it’s position as a leading worldwide trader of fats and oils, and it’s expertise as a worldwide supply chain manager of fats and oils, may have available quantities of fats and oils that will have economic value to REG that they would like to offer to REG. REG desires to utilize Westway as a preferred provider of palm oil for their Managed Facilities who may be using palm oil. REG desires to utilize Westway as a preferred provider of tallow/yellow grease for Managed Facilities. REG also desires to utilize Westway as a preferred provider for other imported vegetable feedstocks for the Managed Facilities. REG will make requests for offers from Westway for quantities of palm oil, animal fats or imported vegetable oils it may purchase. REG will make requests for offers from Westway for quantities of Raw Material Fats and Oils it wishes to purchase. These requests may be made orally or by mail, email, and/or fax. REG will advise the time required for Westway to have an offering communicated back to REG. REG will make every attempt to allow for ample time such that the most economical offering may be made. Any counters to the offering will be made under normal trading practices and in good faith.

3.                                       PURCHASE AND SALE; SHIPMENT AND DELIVERY.

3.1                                 Purchase and Sale. Westway agrees to sell, and REG agrees to purchase (either for its own account or for the account of its principal if applicable), all Raw Material Fats and Oils set forth or referred to in each purchase order issued by REG to Westway (a “Purchase Order”). The specifications, quantity, pricing, shipping terms and other terms of each purchase and sale shall be in accordance with the provisions of the applicable Purchase Order. In the event that any provisions of any Purchase Order conflict with the provisions of this Agreement, the provisions of this Agreement shall govern unless the parties specifically agree otherwise in a writing signed by both parties, which references the conflicting provision(s) of this Agreement.

3.2                                 Shrinkage. Shrinkage will be negotiated as a normal trading component of a purchase and sale.

3.3                                 Title and Risk of Loss. Risk of loss to the Raw Material Fats and Oils shall be and shall remain with Westway until the Raw Material Fats and Oils are delivered to a designated Managed Facility, or a carrier designated by REG. Title shall remain in Westway until the Raw Material Fats and Oils are paid in full.

3.4                                 Record Keeping. REG and Westway shall maintain complete and accurate records regarding all Raw Material Fats and Oils purchased by REG hereunder for a period of three years. Additionally, Westway shall gather samples of individual shipments and retain such samples for one year from the date of shipment. Both parties and their respective representatives and auditors shall have full access during business hours to all such records and samples maintained by the other party.

3.5                                 Invoicing. Westway shall invoice REG upon delivery of Raw Material Fats and Oils to a designated Managed Facility, or to a carrier designated by REG. REG shall pay Westway thirty (30) days net from the date of invoice.

4.                                       WARRANTIES, REPRESENTATIONS, AND COVENANTS.

4.1                                 Corporate Standing; Authority. Westway and REG each represent and warrant to the other that it is duly organized, validly existing and in good standing under the laws of the State in which incorporated, and that it has full corporate power and authority to carry on the business presently being conducted by it and to enter into and to perform its obligations under this Agreement.

4.2                                 Due Authorization. Westway and REG each represent and warrant to the other that it has taken all action necessary to authorize the execution and delivery of this Agreement and the performance of each party’s respective obligations hereunder. Each party’s officer executing this Agreement on its behalf has the legal power, right and authority to bind the party to the terms and conditions of this Agreement, and when he or she executes and delivers this Agreement and any instruments contemplated herein, he or she will have the power, right and authority to bind the party thereto.

4.3                                 No Violation. Westway and REG each represent and warrant to the other that the execution, delivery and performance of and compliance with this Agreement has not resulted, and to the best of its knowledge will not result, in any violation of, or be in conflict with, or constitute a material default under, any contract, indenture, mortgage, agreement, instrument, franchise, permit, license, judgment, decree, order, statute, rule or regulation applicable to it.

4.4                                 New Managed Facilities. REG will notify Westway in writing upon the acquisition of a Biodiesel Facility, commencement of construction of a Biodiesel Facility, or the acquisition of the right and/or the obligation to provide, purchase, or source the Raw Material Fats and Oils used at a Biodiesel Facility that meets or will meet the definition of Managed Facility in Section 1.5 hereof.

5.                                       DEFAULT; REMEDIES.

5.1                                 If either Westway or REG defaults in the performance of any obligation under this Agreement or any Purchase Order (except any payment obligation, with respect to which no notice of default shall be required), the non-defaulting party shall give the other party written notice to cure such default. If such default is not cured within thirty (30) days after receipt of such notice, of if the defaulting party fails to commence the cure within such thirty (30) day period or to diligently pursue such cure to completion, then the non-defaulting party may terminate this Agreement by giving written notice of such termination to the defaulting party. Such termination or default shall not waive any rights or claims of the terminating party for damages it may be entitled to as a result of the other party’s breach of this Agreement.

5.2                                 Liability Limit. IN NO EVENT SHALL EITHER PARTY HERETO, THEIR RESPECTIVE AFFILIATES, SUBSIDIARIES, AGENTS, EMPLOYEES, OFFICERS OR DIRECTORS BE LIABLE TO THE OTHER FOR THE OTHER’S LOST PROFITS OR SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE PERFORMANCE OR FAILURE OF PERFORMANCE OF THIS AGREEMENT, HOWEVER ARISING, INCLUDING NEGLIGENCE.

6.                                       GENERAL PROVISIONS.

6.1                                 Nature of Relationship. The parties are entering into this Agreement as independent contractors and no partnership, joint venture or other association shall be deemed created by this Agreement. Neither party shall have the right or authority to: (a) assume or create any obligation or responsibility, express or implied, on behalf of the other party; or (b) represent the other party as agent or in any other capacity.

6.2                                 Severability. If any provision of this Agreement is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, such provision shall be deemed amended to conform to applicable laws as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the parties, it shall be stricken and the remainder of this Agreement shall remain in full force and effect.

6.3                                 Neutral Interpretation. Each party has received independent legal advice from its attorneys with respect to the advisability of executing this Agreement and the meaning of the provisions hereof. The provisions of this Agreement shall be construed as to their fair meaning, and not for or against any party based upon any attribution to such party as the source of the language in question.

6.4                                 Successors and Assigns; Assignment.

(a)                                  Except as specifically allowed or required under subsection (b), (c) or (d) of this Section 6.4, neither party shall assign (whether by contract or by law) any of its rights or obligations under this Agreement without the prior written consent of the other party.

(b)                                 REG acknowledges that certain of Westway’s Affiliates, including, without limitation, Safic Alcan, a joint stock company organized under the laws of France, are also in the business of purchasing, transporting and selling Raw Material Fats and Oils, and REG agrees that the rights and obligations of Westway under this Agreement or any Purchase Order may be exercised or fulfilled by either Westway or any Affiliate of Westway.

(c)                                  If either party transfers all or substantially all of its assets in whole or in part to another entity, such agreement to transfer shall include a provision requiring the assumption by the acquiring entity of this Agreement and reasonably ensuring the continued effectiveness of this Agreement and its terms, and reasonably ensuring the uninterrupted performance of this Agreement (but such assurance need not include a requirement of posting any security). Upon the assumption of this Agreement by an acquiring entity that is approved by the other party to this Agreement, which approval shall not be unreasonably withheld, the selling party shall be released from any further liability under this Agreement. If the assignee is not approved by the other party in writing, the assignment shall not relieve the selling party from any liability or obligation under this Agreement.

(d)                                 A merger or consolidation of either party with or into any other entity shall not be deemed a breach of subsection (a) above. If either party formulates a plan to liquidate or merge with or into any other entity, or becomes aware of a plan or intent by another entity to seek to acquire such party, then such party shall deliver to the other reasonable advance notification thereof, if possible without breaching any obligation of confidentiality.

6.5                                 Confidentiality. Westway and REG each agree to keep confidential any information they may receive during the term of this Agreement concerning their respective products, purchases, pricing or other similar information (the “Confidential Information”). Confidential Information shall not include any information which (i) is or becomes generally available to the public by publication or otherwise through no fault of the party who is the recipient of the information, (ii) was in a party’s possession prior to the date of disclosure to that party and not previously supplied by, or obtained from, the other party; or (iii) is supplied to a party by a third party who is not known to be subject to any contractual or fiduciary obligation to treat such information as confidential. The parties shall keep the Confidential Information strictly confidential and shall not use or divulge the Confidential Information except consistently with the purposes of this Agreement, and except to its officers, directors, employees, contractors, Affiliates and representatives who need to know such Confidential Information for purposes of this Agreement. These obligations of confidentiality shall survive the termination or expiration of this Agreement for a period of one (1) year.

6.6                                 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of Delaware, without regard to its conflict of law provisions.

6.7                                 Jurisdiction; Service of Process. Any claim, action, lawsuit, or other proceeding arising out of or relating to this Agreement (each, a “Proceeding”) may be brought in the courts of the State of Delaware, County of New Castle, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

6.8                                 Entire Agreement; Amendments; Conflicts. This Agreement constitutes and contains the entire agreement of the parties, and supersedes any and all prior or contemporaneous negotiations, correspondence, understandings and agreements between the parties, written or oral, respecting the subject matter hereof.

6.9                                 Waiver and Amendment. No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by all of the parties hereto. No waiver, forbearance of failure by any party hereto of its right to enforce any provision of this Agreement shall constitute a waiver or estoppel of such party’s right to enforce any other provision of this Agreement or a continuing waiver by such party of compliance with any provision.

6.10                           Cooperation. Each party hereto shall cooperate with the other party hereto and shall take such further action and shall execute and deliver such further documents as may be necessary or desirable in order to carry out the provisions and purposes of this Agreement.

6.11                           Notices. Except as otherwise expressly provided with respect to Purchase Orders, any notice, request, claim or other communication required to be given pursuant to this Agreement shall be in writing and shall be either: (i) delivered personally to the party to be notified, (ii) sent by registered or certified United States Mail, first-class postage prepaid, return receipt requested, to the party to be notified at such party’s address specified below, (iii) delivered by an overnight delivery courier service to the party to be notified at such party’s address specified below, or (iv) transmitted by facsimile to the party to be notified at such party’s facsimile number specified below provided that a copy is sent the same day by an overnight delivery courier service to such party:

If to REG, to: Renewable Energy Group, Inc. 406 First Street, PO Box 128, Ralston, Iowa Attn.: Chief Executive Officer Telephone: (712) 667-3321 Fax: (712) 667-3376

With a copy to:

Wilcox Polking Gerken Schwartzkopf & Copeland, P.C.

115 E. Lincolnway Street, Suite 200

Jefferson, Iowa

Attn: John A. Gerken, Esq.

Telephone No.:  515-386-3158

Facsimile No.:  515-386-8531

If to Westway, to: A. Whitfield Huguley, IV Westway Trading Corporation 365 Canal Street, Suite 2900 New Orleans, Louisiana 70130 Telephone: (504) 525-9741 Fax: (504) 522-1638	With a copy to: Scott T. Whittaker, Esq. Stone Pigman Walther Wittmann, L.L.C. 546 Carondelet Street New Orleans, LA 70130 Telephone: (504) 593-0836 Fax: (504) 596-0836

Any such notice shall be deemed to have been given as of the earlier of: (a) the date of actual receipt of such notice, or (b) the fifth business day following the date on which the mail containing such notice is posted if sent by certified or registered United States Mail, or (c) the second business day after such notice is timely delivered to an overnight delivery courier service for delivery to the address specified above for the party to be notified, or (d) the date of the confirmed transmission of any notice by facsimile. Any party to this Agreement may designate a different address or facsimile number to which notices are to be sent to such party by notifying all other parties to this Agreement as to such different address or facsimile number in the manner set forth above in this Section.

6.12                           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

6.13                           Exhibits and Schedules. All exhibits and schedules to which reference is made in this Agreement are deemed to be incorporated by reference into this Agreement, whether or not actually attached hereto.

6.14                           Force Majeure. Either party shall be temporarily excused from performance under this Agreement if any force majeure, including but not limited to disaster, fire, war, civil commotion, strike, labor shortage, slowdown, or the unavailability of labor, governmental regulation, energy shortage, or other occurrence beyond the reasonable control of such party should have happened and made it impossible for such party to perform its obligations under this Agreement. Under such circumstances, performance under this Agreement that relates to the delay shall be suspended for the duration of the delay, provided that the party so affected resumes the performance of its obligations with due diligence as soon as practicable after the effects of such event have been alleviated provided that no such event shall relieve REG from any of its payment obligations hereunder. In case of any such suspension, the parties shall use their best efforts to overcome the cause and effect of such suspension, but in no event shall either party be required to settle any litigation, strike, lockout or other labor difficulty contrary to its best interests in its sole discretion.

[Signatures follow]

IN WITNESS WHEREOF the parties have executed this Agreement as of the dates below their respective signatures, effective as of the Effective Date.

WESTWAY TRADING CORPORATION
a Delaware corporation

By:	/s/ ANTHONY R. WATTS
Name:	Anthony R. Watts
Title:	Authorized Director

RENEWABLE ENERGY GROUP, INC.
a Delaware corporation

By:	/s/ JEFFREY STROBURG
Name:
Title: